Exhibit 2.1

AMENDMENT NO. 2 TO AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This Amendment No. 2, dated as of December 13, 2017 (this “Amendment”), to the Amended and Restated Business Combination Agreement (the “BCA”), dated as of September 11, 2017 and amended on December 7, 2017, by and among Estre Ambiental S.A., a sociedade anônima organized under the laws of Brazil (the “Company”), Boulevard Acquisition Corp II Cayman Holding Company, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Newco”), BII Merger Sub Corp., a Delaware corporation and a direct wholly owned subsidiary of Newco (“Merger Sub”), and Boulevard Acquisition Corp. II, a Delaware corporation (“Boulevard”).

WHEREAS, pursuant to Section 13.10 of BCA, the parties desire to amend the BCA prior to the Effective Time as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Amendment, and other good and valuable consideration, the adequacy and receipt of which hereby are acknowledged, the parties hereby agree as follows:

1.              Defined Terms.  All capitalized terms used herein shall have the meanings set forth in the BCA, unless the context indicates otherwise.

2.              Amendments to the BCA.

a.              Section 11.1(h) of the Agreement is hereby amended, restated and replaced to read in its entirety as follows:

(h)                                 After giving effect to (i) the exercise of redemption rights by any Redeeming Stockholders (and all payments made or to be made in respect of all Redemption Shares of the Redeeming Stockholders), and (ii) the sale and issuance by Boulevard of Boulevard Common Stock or by Newco of Newco Shares (the proceeds of which shall be deemed to be cash of Boulevard for purposes of this Section 11.1(h)) between the date of this Agreement and the Closing, in each case, in accordance with Section 9.1(c), Boulevard shall have, as of immediately prior to the Closing, an amount of cash, whether held in the Trust Account or on an unrestricted basis outside of the Trust Account, equal to or greater than the sum of $100,000,000 plus the amount of Estimated Closing Transaction Expenses and Deferred Underwriting Commissions.

b.              Exhibit G to the BCA is hereby amended by deleting the current text therein and inserting in lieu thereof the text set forth in Schedule A.

3.              Entire Agreement.  The BCA (together with the Schedules and Exhibits thereto), as amended by this amendment, the Confidentiality Agreement and the other agreements specifically contemplated by or referred to in the BCA constitute the entire agreement among the parties relating to the transactions contemplated by the BCA and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties to the BCA or any of their respective Subsidiaries relating to the transactions contemplated by the BCA, including the Original BCA. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Amendment, the BCA and the Confidentiality Agreement.

4.              Counterparts.  This Amendment may be executed in any number of separate counterparts (including by means of facsimile or portable document format (.pdf)), each of which is an original but all of which taken together shall constitute one and the same instrument.

5.              Governing Law.  This Amendment shall be governed by and construed in accordance with the law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would lead to the application of the laws of any other jurisdiction.

6.              Miscellaneous.

a.              Any conflict arising between this Amendment and the BCA shall be resolved in favor of the terms and intent of this Amendment.

b.              Except as otherwise provided herein, the BCA shall remain unchanged and in full force and effect.

c.               From and after the execution of this Amendment by the parties hereto, any reference to the BCA shall be deemed to be a reference to the BCA as amended by this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

COMPANY:

ESTRE AMBIENTAL S.A.

By:	/s/ Sergio Messias Pedreiro
Name: Sergio Messias Pedreiro
Title: CEO

By:	/s/ Fabio Murilo Costa D’Avila Carvalho
Name: Fabio Murilo Costa D’Avila Carvalho
Title: CFO

NEWCO:

BOULEVARD ACQUISITION CORP II CAYMAN HOLDING COMPANY

By:	/s/ David Phillips
Name: David Phillips
Title: Chief Executive Officer, Chief Financial Officer and Director

MERGER SUB:

BII MERGER SUB CORP.

By:	/s/ David Phillips
Name: David Phillips
Title: Sole Director, Chairman, President, Treasurer and Secretary

BOULEVARD:

BOULEVARD ACQUISITION CORP. II

By:	/s/ Stephen Trevor
Name: Stephen Trevor
Title: Chief Executive Officer

[Signature Page to Amendment No. 2 to Business Combination Agreement]